NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ANNUAL MEETING of OMNOVA SOLUTIONS INC.
Nominees for election at this meeting to three-year terms expiring in March 2004 (Class II):
Directors whose terms continue until March 2002 (Class III):
Directors whose terms continue until March 2003 (Class I):
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
SUMMARY COMPENSATION TABLE
PENSION BENEFITS
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
APPOINTMENT OF INDEPENDENT AUDITORS
OMNOVA SOLUTIONS INC. Audit Committee Charter

SCHEDULE 14A

(Rule 14a–101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

OMNOVA SOLUTIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OMNOVA SOLUTIONS INC.

175 Ghent Road, Fairlawn, Ohio 44333

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of	February 20, 2001

OMNOVA Solutions Inc.:	Fairlawn, Ohio

      The Annual Meeting of Shareholders of OMNOVA SOLUTIONS INC. (“OMNOVA Solutions” or the “Company”) will be held at the Akron West Hilton Inn, 3180 West Market Street, Fairlawn, Ohio, on March 29, 2001 at 9 o’clock a.m. to consider and act on the following matters:

1. Election of three Directors to serve a term of three years. (page 2)

2. Ratification of the Board of Directors’ selection of Ernst & Young LLP as independent auditors to audit the books of account and other corporate records of the Company for 2001. (page 24)

3. Such other matters as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 13, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     This is the solicitation by the Company of proxies for its second Annual Meeting of Shareholders. In June 1999, the Company was organized as a wholly owned subsidiary of GenCorp Inc. as part of a plan to spin-off GenCorp’s Performance Chemicals and Decorative & Building Products businesses. On October 1, 1999, OMNOVA Solutions became an independent, publicly-held company when GenCorp Inc. distributed to its shareholders a dividend payable in one share of OMNOVA Solutions common stock (the “Common Stock”) for each share of GenCorp common stock held on the September 27, 1999 record date (the “Spin-off”).

     Whether you own one share or hundreds of shares, your vote is important. Therefore, whether or not you expect to attend the meeting in person, you are urged to promptly vote, sign, date and return the enclosed proxy. Your cooperation will enable the Company to avoid additional expense and delay. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors,
CYNTHIA A. SLACK, Secretary

ANNUAL MEETING

of

OMNOVA SOLUTIONS INC.

175 Ghent Road, Fairlawn, Ohio 44333

PROXY STATEMENT

February 20, 2001

   This Proxy Statement is being mailed to shareholders beginning on or about February 20, 2001 in connection with the solicitation by the Company, on behalf of its Board of Directors, of proxies to be used at the Annual Meeting of Shareholders of the Company which is to be held on March 29, 2001 at the Akron West Hilton Inn, 3180 West Market Street, Fairlawn, Ohio, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

   If the accompanying form of proxy is signed, dated and returned to the Company’s transfer agent, The Bank of New York, it will be voted, but it may be revoked at any time before it is voted. Shares in respect of which a proxy or other written instruction is not received by the Bank will not be voted. The presence of a shareholder at the meeting does not automatically revoke any proxy previously given. A shareholder, without affecting any vote previously taken, may revoke his or her proxy by giving notice to the Company in writing or in person at the meeting.

   Any shares held for the account of a shareholder participating in the OMNOVA Solutions dividend reinvestment program will be voted in accordance with the participant’s instructions set forth in the proxy returned to the Bank in respect of the shares which the shareholder holds of record. If a proxy in respect of the shares which the shareholder holds of record is not returned to the Bank, the shareholder’s dividend reinvestment program shares will not be voted.

   The Trustee for the Company’s savings plan, Mellon Bank N.A., will vote any shares held in the OMNOVA Solutions’ Stock Fund for participants’ accounts in accordance with the confidential voting instructions returned by the participants to the Trustee, c/o The Bank of New York. If such confidential voting instructions are not returned, the participants’ shares will be voted by the Trustee in accordance with the instructions of the Benefits Management Committee for the plan.

   A copy of the Company’s 2000 Annual Report, including financial statements, is enclosed in the envelope with this Proxy Statement.

   At the close of business on February 13, 2001, there were 39,576,001 outstanding shares of Common Stock. Holders of outstanding shares of Common Stock are entitled to one vote for each full share held on the February 13, 2001 record date.

NOMINATION AND ELECTION OF DIRECTORS

   The Company’s Code of Regulations provides that the number of directors of the Company will not be less than seven nor more than seventeen as may be determined from time to time only (i) by a vote of a majority of the whole Board or (ii) by the affirmative vote of the holders of at least 80% of the voting power of the Company, voting together as a single class. The directors are classified into three classes, designated as Class I, Class II and Class III. The directors first appointed to Class II hold office for a term expiring at this Annual Meeting; the directors first appointed to Class III hold office for a term expiring at the 2002 annual meeting; and the directors who were elected as Class I directors at the 2000 annual meeting hold office for a term expiring at the 2003 annual meeting. Directors elected at this Annual Meeting will hold office for a three-year term expiring at the 2004 annual meeting.

   John B. Yasinsky, who served as Chairman of the Board of the Company since its inception and as Chairman of GenCorp Inc. since March 1995 and as a director since November 1993, retired from his position as Chief Executive Officer of the Company effective November 30, 2000 and resigned as Chairman of the Board effective February 4, 2001. Mr. Yasinsky’s contributions to the Company throughout the years have been of inestimable value, and his participation will be greatly missed. The Board intends to fill the vacancy for a Class I director resulting from Mr. Yasinsky’s resignation as expeditiously as possible and has set the number of directors at nine, three of which are to be elected at this Annual Meeting. The Board recommends the election of its three nominees named below.

   A quorum, consisting of a majority of the voting power of the Company, whether in person or by proxy, is required to conduct the business of the Annual Meeting. Proxies containing abstentions and non-votes are counted as present for purposes of determining whether a quorum is present at the meeting. Directors are elected by a plurality of the votes cast (i.e. the nominees receiving the greatest number of votes will be elected). Votes cast for a nominee will be counted in favor of election. Withheld votes and broker non-votes will not count either in favor of, or against, election of a nominee. It is the intention of the persons named in the accompanying form of proxy, unless authorization to do so is withheld, to vote for the election of the Board’s three nominees. Proxies cannot be voted for more than three persons. If, prior to the meeting, a nominee becomes unable to serve as a director for any reason, the proxyholders reserve the right to substitute another person of their choice in such nominee’s place and stead. It is not anticipated that any nominee will be unavailable for election.

   The Company has no provision for cumulative voting in the election of directors. Holders of Common Stock are, therefore, entitled to cast one vote for each share held on the February 13, 2001 record date for each nominee for director.

   The information set forth below is given as of December 31, 2000 unless stated otherwise. Each nominee for election and each director continuing in office has had the same principal occupation or employment during the past five years unless otherwise indicated.

Nominees for election at this meeting to three-year terms expiring in March 2004 (Class II):

BOB G. GOWER

Director of OMNOVA Solutions since November 1999

Chief Executive Officer and President, Carbon Nanotechnologies Inc., Houston, TX (a manufacturer of carbon nanotubes) since August 2000; previously Chairman of Specified Fuels & Chemicals, L.L.C. from 1996 until March 2000; Chief Executive Officer of Lyondell Petrochemical Company from 1985 until retirement in 1996. Director of Kirby Corporation, Houston, TX. Member of the Audit, Finance and Nominating & Corporate Governance Committees of the OMNOVA Solutions Board. Age 63.

DIANE E. McGARRY

Director of OMNOVA Solutions effective October 1999

President, North American General Markets Operations, Xerox Corporation, Stamford, CT (a manufacturer of copiers and electronic office equipment) since January 2000; previously, Senior Vice President, Eastern Operations, North American Solutions Group of Xerox Corporation, Rochester, NY from January 1999 until January 2000; Vice President/General Manager, Color Solutions Business Unit of Xerox from March 1998 until January 1999; Chairman, President and Chief Executive Officer of Xerox Canada Inc., North York, Ontario, Canada, from 1993 until March 1998. Director of GenCorp from 1995 until the Spin-off. Member of the Audit, Organization & Compensation and Nominating & Corporate Governance Committees of the OMNOVA Solutions Board. Age 51.

STEVEN W. PERCY

Director of OMNOVA Solutions effective October 1999

Senior Vice President — Refining, Marketing & Transportation of Phillips Petroleum, Bartlesville, OK (a petroleum extraction, refining and distribution company) since June 2000; previously Chairman and Chief Executive Officer of BP America Inc., from 1996 until March 1999 and the BP/Amoco merger; Executive Vice President of BP America and President of BP Oil in the United States from 1992 to 1996. Director of GenCorp from 1997 until the Spin-off. Chairman of the Audit Committee and member of the Organization & Compensation and Nominating & Corporate Governance Committees of the OMNOVA Solutions Board. Age 54.

Directors whose terms continue until March 2002 (Class III):

EDWARD P. CAMPBELL

Director of OMNOVA Solutions effective October 1999

President and Chief Executive Officer and Director of Nordson Corporation, Westlake, OH (an international manufacturer of industrial application equipment) since 1997. Prior to that time, Chief Operating Officer of Nordson from 1994 to 1997 and Vice President of Nordson from 1988 to 1994. Director of KeyCorp, Cleveland, OH. Director of GenCorp from May 1999 until the Spin-off. Chairman of the Finance Committee and member of the Audit and Organization & Compensation Committees of the OMNOVA Solutions Board. Age 51.

CHARLES A. CORRY

Director of OMNOVA Solutions effective October 1999

Former Chairman of the Executive Committee of USX Corporation, Pittsburgh, PA (producer of energy and metal products) until May 1999 and Chairman and Chief Executive Officer of USX from 1989 until retirement in 1995 (President and a Director since February 1988). Director of USX Corporation, Pittsburgh, PA; Mellon Financial Corporation and Mellon Bank, N.A., Pittsburgh, PA. Director of GenCorp from 1995 until the Spin-off. Chairman of the Organization & Compensation Committee and member of the Finance, Nominating & Corporate Governance and Executive Committees of the OMNOVA Solutions Board. Age 68.

DAVID A. DABERKO

Director of OMNOVA Solutions since November 1999

Chairman and Chief Executive Officer of National City Corporation, Cleveland, OH (a diversified financial services company) since 1995; also previously President and Chief Operating Officer from 1993 until 1995 and Deputy Chairman of the Corporation and President, National City Bank, Cleveland, from 1987 until 1993. Director of National City Corporation, Cleveland, OH. Member of the Audit, Finance and Organization & Compensation Committees of the OMNOVA Solutions Board. Age 55.

Directors whose terms continue until March 2003 (Class I):

DR. R. BYRON PIPES

Director of OMNOVA Solutions effective October 1999

Distinguished Visiting Scientist, College of William and Mary, Williamsburg, VA since 1998. Seventeenth President of Rensselaer Polytechnic Institute, Troy, NY from 1993 until 1998. Provost of the University of Delaware from 1991 until 1993 and Dean of the College of Engineering from 1985 until 1993. Director of GenCorp from 1993 until the Spin-off. Chairman of the Nominating & Corporate Governance Committee and member of the Executive and Finance Committees of the OMNOVA Solutions Board. Age 59.

KEVIN M. McMULLEN

Director of OMNOVA Solutions since March 2000

Chairman of the Board, Chief Executive Officer and President of the Company effective February 4, 2001; Chief Executive Officer and President of the Company since December 1, 2000 and a Director since March 2000; also President and Chief Operating Officer of the Company since January 4, 2000. Vice President of the Company and President, Decorative & Building Products from September 1999 until January 2000. Previously, Vice President of GenCorp and President of GenCorp’s Decorative & Building Products business unit from September 1996 until the Spin-off. Also previously, General Manager of General Electric Corporation’s Commercial & Industrial Lighting business from 1993 to 1996 and General Manager of General Electric Lighting’s Business Development and Strategic Planning activities from 1991 to 1993. Director of STERIS Corporation, Mentor, OH. Chairman of the Executive Committee of the OMNOVA Solutions Board. Age 40.

HOLDINGS OF SHARES OF THE COMPANY’S CAPITAL STOCK

Security Ownership of Management

   The following table lists share ownership of the Company’s Common Stock by directors, nominees and executive officers of the Company as of February 4, 2001. Unless otherwise indicated, share ownership is direct.

			Percent of
	Number of Shares		Outstanding Shares
	of Common Stock		of Common
Name	Beneficially Owned(1)		Stock(2)

Edward P. Campbell	1,506		*
Charles A. Corry	3,400		*
David A. Daberko	3,008	(3)	*
Bob G. Gower	21,508	(3)	*
Diane E. McGarry	3,089	(3)	*
Steven W. Percy	2,344	(3)	*
R. Byron Pipes	2,307		*
Kevin M. McMullen	242,859	(3)(4)	*
Michael E. Hicks	124,858	(3)(4)	*
Marvin W. Zima	106,753	(3)(4)	*
Kevin M. Byrne	72,271	(3)(4)	*
All directors and executive officers as a group (14 persons)(3)(4)	747,861		1.89%

*	Less than one percent.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.
(2)	Calculated using 39,576,001 shares as the number of outstanding shares.
(3)	Includes shares subject to stock options which may be exercised within 60 days of February 1, 2001 as follows: Mr. Daberko, 1,250; Mr. Gower, 1,250; Ms. McGarry, 1,250; Mr. Percy, 1,250; Mr. McMullen, 230,855 shares; Mr. Hicks, 87,881 shares; Mr. Zima, 100,164 shares; Mr. Byrne, 64,750 shares; and all executive officers as a group, 605,342 shares.
(4)	Includes the approximate number of shares credited to the individual’s account as of February 1, 2001 under the OMNOVA Solutions Retirement Savings Plan.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

   Based solely upon a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to the Company during or with respect to 2000 by persons who were, at any time during 2000, directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, no such person failed to file on a timely basis any report required by such section during 2000.

Security Ownership of Certain Beneficial Owners

   The following table lists the only persons believed by the Company to be the beneficial owners of more than five percent of the 39,576,001 shares of the Company’s Common Stock outstanding as of December 31, 2000. The dates applicable to the beneficial ownership indicated are set forth in the footnotes below.

	Number of Shares	Percent of
	of Common Stock	Outstanding Shares
Name	Beneficially Owned	of Common Stock

The Baupost Group, L.L.C. 44 Brattle Street Boston, MA 02138	6,164,125	15.58	%(1)
FMR Corp. 82 Devonshire Street Boston, MA 02109	3,500,300	8.84	%(2)
Mario J. Gabelli/Gabelli Funds Inc. One Corporate Center Rye, NY 10580	3,493,154	8.82	%(3)
GenCorp Inc. employee savings plans P.O. Box 537012 Sacramento, CA 95853	3,147,218	7.95	%(4)(5)
Reich & Tang Asset Management L.P. 600 Fifth Avenue New York, NY 10020	2,322,900	5.87	%(6)

(1)	The Baupost Group, L.L.C. reported holding sole dispositive and voting power over 6,164,125 shares as of August 31, 2000 in a Schedule 13G filed with the Securities and Exchange Commission.

(2)	The Company believes on the basis of information from Thomson Financial Investor Relations that FMR Corp. reported holding 3,500,300 shares as of September 30, 2000 in a Schedule 13F-HR filed with the Securities and Exchange Commission.

(3)	Gabelli Funds Inc., et al., according to Schedule 13D/A filed with the Securities and Exchange Commission on August 28, 2000, reported that Gabelli Funds, LLC, as agent had sole dispositive and voting power over 1,005,000 shares; GAMCO Investors Inc., as agent, had sole dispositive power over 2,483,029 shares and voting power over 2,468,029 shares; and Gabelli Foundation, Inc. had sole voting and dispositive power over 5,125 shares.

(4)	3,147,218 shares were held at December 31, 2000 by the Trustee for the GenCorp plans, Fidelity Management Trust Company.

(5)	Prior to December 1, 2000, the GenCorp and OMNOVA Solutions savings plans existed as one multiple employer joint plan. Effective December 1, 2000, the assets of the two companies’ respective plans were separated. 1,849,231 shares were held at December 31, 2000 by Mellon Bank, the Trustee for the OMNOVA plan. Shares are voted by the Trustee in accordance with instructions of the participating employees to whose accounts such shares are allocated, except that shares for which no employee instructions are received and shares held for the plan which have not been allocated to participants’ accounts are voted by the Trustee in accordance with instructions of the OMNOVA Solutions Benefits Management Committee for the plan. The Committee presently consists of four persons all of whom are officers of the Company.

(6)	Reich & Tang Asset Management L.P. reported holding 2,322,900 shares in a Form 13F-HR filed with the Securities and Exchange Commission on November 3, 2000.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Meetings of the Board

   The Company’s Board of Directors held six meetings during the 2000 fiscal year.

Organization & Compensation Committee

   The Organization & Compensation Committee reviews periodically the organization of the Company and its management, including major changes in the organization of the Company and the responsibility of management as proposed by the Chief Executive Officer; monitors executive development and succession planning; reviews the effectiveness and performance of senior management and makes recommendations to the Board concerning the appointment and removal of officers; periodically reviews the compensation philosophy, policies and practices of the Company and makes recommendations to the Board concerning major changes, as appropriate; annually reviews changes in the Company’s employee benefit, savings and retirement plans and reports thereon to the Board; administers the Company’s incentive and deferred compensation plans; and approves, and in some cases recommends to the Board of Directors for approval, the compensation of employee-directors, officers, and principal executives of the Company. Five meetings were held during 2000. Additional information regarding the Organization & Compensation Committee begins on page 17.

Audit Committee

   The Audit Committee reviews and evaluates the scope of the audits to be performed, the adequacy of services performed by, and the fees and compensation of the independent auditors and receives and reviews a report from the independent auditors prior to the publication of the audited financial statements; considers and recommends to the Board of Directors the selection of the independent auditors to examine the consolidated financial statements of the Company for the next year; reviews and evaluates the scope and appropriateness of the Company’s internal audit programs and plans and its system of internal control; reviews and evaluates the appropriateness of the Company’s accounting principles and practices and financial reporting and receives periodic reports from the Internal Audit and Law Departments on a number of matters, including compliance with the Company’s Policy on Legal and Ethical Conduct; periodically reviews and advises the Board regarding the status of the Company’s environmental policies and performance under its environmental compliance programs; and periodically reviews and reports to the Board regarding the status of, and estimated liabilities for, environmental remediation. The Audit Committee has adopted a written charter which is set forth as Exhibit A to this proxy statement. The members of the Audit Committee are independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards. Four meetings were held during fiscal 2000. The Audit Committee Report is set forth on page 22. Members of the Audit Committee are: Steven W. Percy, Chairman, Edward P. Campbell, David A. Daberko, Bob G. Gower and Diane E. McGarry.

Executive Committee

   During the intervals between meetings of the Board of Directors, the Executive Committee, unless restricted by resolution of the Board, may exercise, under the control and direction of the Board, all of the powers of the Board of Directors in the management and control of the business of the Company. Two meetings were held during fiscal 2000. Members of the Executive Committee are: Kevin M. McMullen, Chairman, Charles A. Corry and R. Byron Pipes.

Finance Committee

   The Finance Committee makes recommendations to the Board in regard to planning with respect to the Company’s capital structure and raising of its long-term capital and with regard to dividend action of the Company; reviews the performance and management of the Company’s employee benefit funds; and makes recommendations to the Board in regard to contributions to any pension plan, profit sharing, retirement or savings plan of the Company, or any proposed changes in the funding method or interest assumption or in amortization of liabilities in connection with funding any such plan. Four meetings were held during fiscal 2000. Members of the Finance Committee are: Edward P. Campbell, Chairman, Charles A. Corry, David A. Daberko, Bob G. Gower and R. Byron Pipes.

Nominating & Corporate Governance Committee

   The Nominating & Corporate Governance Committee periodically reviews and makes recommendations to the Board concerning the criteria for selection and retention of directors, the composition of the Board, structure and function of Board committees, retirement policies and compensation and benefits of directors; recommends to the Board qualified candidates to serve as directors of the Company and aids in attracting qualified candidates to the Board; and considers and makes recommendations to the Board concerning director nominations submitted by shareholders. Four meetings were held during fiscal 2000. Members of the Nominating & Corporate Governance Committee are: R. Byron Pipes, Chairman, Charles A. Corry, Bob G. Gower, Diane E. McGarry and Steven W. Percy.

SUMMARY COMPENSATION TABLE

   The following table sets forth compensation information for fiscal 2000 for the Chief Executive Officer of the Company and each of the Company’s four most highly compensated executive officers who were serving in such capacities at the end of fiscal 2000.

							Long Term Compensation

		Annual Compensation(1)					Awards(2)

					Other Annual		Restricted		Securities
Name and Current		Salary	Bonus		Compensation		Stock Awards		Underlying
Principal Position	Year	($)	($)		($)		($)		Options/SARS

John B. Yasinsky	2000	730,000	91,250		16,000	(9)	—		160,000
Retired Chairman and	1999	725,000	675,000	(7)	16,000	(9)	—		110,000
Chief Executive	1998	695,833	800,000	(8)	16,000	(9)	—		85,000
Officer(5)

Kevin M. McMullen	2000	358,504	40,150				—		120,000
Chief Executive Officer	1999	285,000	175,000	(7)	—		—		25,000
and President(6)	1998	275,000	225,000	(8)	—		—		20,000

Marvin W. Zima	2000	268,333	27,000		11,667	(9)	—		35,000
Vice President;	1999	240,708	150,000	(7)	10,000	(9)	—		25,000
President,	1998	211,667	208,000	(8)	10,000	(9)	—		15,000
Performance Chemicals

Michael E. Hicks	2000	230,833	23,500				—		50,000
Senior Vice President	1999	194,773	175,000	(7)	—		—		20,000
and Chief Financial	1998	160,000	66,900	(8)	—		—		5,000
Officer; Treasurer

Kevin M. Byrne	2000	236,533	28,800		73,849	(10)	—		35,000
Vice President;	1999	197,123	65,400	(7)	40,823	(10)	38,500	(11)	10,000
President,	1998	178,613	105,000		12,745	(10)	—		9,500
Decorative Products

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Payouts

	LTIP Payouts		All Other
Name and Current	Compensation		Compensation
Principal Position	($)(3)		($)(4)

John B. Yasinsky	0	(12)	263,225	(15)
Retired Chairman and	1,226,970	(13)	68,625	(16)
Chief Executive	420,000	(14)	69,563	(16)
Officer(5)

Kevin M. McMullen	0	(12)	174,007	(15)
Chief Executive Officer	115,000	(13)	22,951	(16)
and President(6)	125,441	(14)	20,063	(16)

Marvin W. Zima	0	(12)	168,825	(15)
Vice President;	100,000	(13)	21,488	(16)
President,	23,143	(14)	15,266	(16)
Performance Chemicals

Michael E. Hicks	0	(12)	93,263	(15)
Senior Vice President	161,536	(13)	16,628	(16)
and Chief Financial	42,175	(14)	14,002	(16)
Officer; Treasurer

Kevin M. Byrne	0	(12)	2,700
Vice President;	—		—
President,	—		—
Decorative Products

(1)	For fiscal year 1998 amounts shown represent compensation provided by GenCorp. For fiscal year 1999 amounts shown represent compensation provided by GenCorp until October 1, 1999 and compensation provided by the Company after that time.

(2)	For fiscal years 1998 and 1999 amounts shown represent stock options granted by GenCorp and for fiscal year 2000 amounts shown represent stock options granted by the Company. See the table entitled Option/SAR Grants in Last Fiscal Year below.

(3)	For fiscal year 1998 amounts shown represent compensation provided by GenCorp. For fiscal years 1999 and 2000 amounts shown represent compensation paid by the Company. Amounts shown for 1999 include amounts attributable to the 1997-1999 performance period and special payments attributable to the 1998-2000 and 1999-2001 performance periods. See footnote (13).

(4)	Includes Company contributions to the executive’s account in the GenCorp/OMNOVA Solutions Joint Retirement Savings Plan and the GenCorp Retirement Savings Plan and, where applicable, the amount credited to the executive’s account in the OMNOVA Solutions Benefits Restoration Plan (or its predecessor), a nonfunded plan which restores to the individual’s account amounts otherwise excluded due to limitations imposed by the Internal Revenue Code on contributions and includable compensation under qualified plans. Amounts credited during 2000 were: Mr. Yasinsky $63,225; Mr. McMullen $24,007; Mr. Zima $18,825; Mr. Hicks $18,263; and Mr. Byrne $2,700.

(5)	Mr. Yasinsky retired as Chief Executive Officer effective December 1, 2000 and resigned as nonemployee Chairman of the Board effective February 4, 2001. Mr. Yasinsky entered into a Retirement Agreement with the Company providing for certain payments to him upon his retirement which is described under “— Employment Contracts and Termination of Employment and Change in Control Arrangements” beginning on page 15.

(6)	Mr. McMullen was elected Chief Executive Officer and President of the Company effective December 1, 2000 and Chairman of the Board effective February 4, 2001.

(7)	For fiscal 1999, annual bonuses were calculated based on actual performance up to the date of the Spin-off and budgeted performance from the date of the Spin-off through November 30, 1999.

(8)	Elected officers received 20% of their net 1998 incentive bonuses in shares of GenCorp common stock (based upon the closing price on January 29, 1999 as reported on the NYSE) as follows: Mr. Yasinsky, 4,163 shares; Mr. McMullen, 1,146 shares; Mr. Zima, 991 shares; and Mr. Hicks, 307 shares.

(9)	Cash allowance in lieu of a company provided automobile. Perquisites and other personal benefits provided to the other OMNOVA Solutions officers listed in the table during 2000, 1999 and 1998 did not exceed disclosure thresholds established by the Securities and Exchange Commission.

(10)	Foreign service premium.

(11)	Represents 5,500 restricted shares granted November 1, 1999 at a market price of $7.00 per share. The restrictions lapse and the grant vests on November 1, 2001. The market value of such shares at November 30, 2000 was $27,156. Dividends are paid during the restriction period.

(12)	No payouts were made for the 2000 performance period under the Company’s Long-Term Incentive Program.

(13)	Amounts paid for the 1997-1999, 1998-2000 and 1999-2001 performance periods under GenCorp’s Long-Term Incentive Program. Amounts paid for the 1997-1999 performance period were determined as of the Spin-off based on actual performance up to the date of the Spin-off and planned or budgeted performance from the date of the Spin-off through November 30,1999. Amounts earned for this period were: Mr. Yasinsky, $651,244; Mr. McMullen, $50,000; Mr. Zima, $50,000; Mr. Hicks, $78,813. Amounts paid for the 1998-2000 and 1999-2001 performance periods were paid on a pro-rated basis. Amounts earned for these respective periods were: Mr. Yasinsky, $361,556 and $214,170; Mr. McMullen, $40,000 and $25,000; Mr. Zima, $40,000 and $10,000; and Mr. Hicks, $47,600 and $35,123. Mr. Byrne did not participate.

(14)	Amounts paid for the 1996-1998 performance period under GenCorp’s Long-Term Incentive Program. The net amount, after tax withholding, was paid in shares of GenCorp common stock based upon the January 29, 1999 closing price on the NYSE.

(15)	Includes amounts paid in fiscal 2000 by the Company pursuant to the 1999 GenCorp Key Employee Retention Plan as follows: Mr. Yasinsky, $200,000; Mr. McMullen, $150,000; Mr. Zima, $150,000; and Mr. Hicks, $75,000.

(16)	Includes amounts accrued as dividend and interest earnings on prior years’ awards under GenCorp’s Stock Incentive Compensation Plan. Dividends declared on GenCorp common stock credited to the executive’s account in the trust fund were credited to the executive’s account as an additional number of shares determined by dividing the aggregate amount of the dividend by the market value of common stock on the dividend date. The actual value of the shares of GenCorp common stock distributed was based upon the market value of GenCorp common stock at the payment date. The actual value and number of shares of GenCorp common stock distributed on September 17, 1999 were: Mr. Zima, $35,080 or 1,754 shares and Mr. Hicks, $61,420 or 3,071 shares. Messrs. Yasinsky, McMullen and Byrne did not participate in the Plan.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants

	Number of
	Securities	Percent of Total
	Underlying	Options/SARS
	Options/SARS	Granted to	Exercise or
	Granted	Employees in	Base Price	Expiration
Name	(#)(1)	Fiscal Year	($/Share)(2)	Date

John B. Yasinsky	160,000	14.63	$7.50	2-1-10

Kevin M. McMullen	120,000	10.97	7.50	2-1-10

Marvin W. Zima	35,000	3.20	7.50	2-1-10

Michael E. Hicks	50,000	4.57	7.50	2-1-10

Kevin M. Byrne	35,000	3.20	7.50	2-1-10

All Shareholders(5)	N/A	N/A	N/A	N/A

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential Realizable Value at
	Assumed Annual Rate of Stock Price
	Appreciation for Option Term
	(Ten Years) (3)(4)

Name	0% ($)	5% ($)	10% ($)

John B. Yasinsky	0	754,674	1,912,491

Kevin M. McMullen	0	566,005	1,434,368

Marvin W. Zima	0	165,085	418,357

Michael E. Hicks	0	235,835	597,653

Kevin M. Byrne	0	165,085	418,357

All Shareholders(5)	0	186,668,508	473,054,649

(1)	Non-qualified stock options granted pursuant to the OMNOVA Solutions 1999 Equity and Performance Incentive Plan (“Plan”) for the number of shares of OMNOVA common stock indicated. No stock appreciation rights were granted in 2000. Options become exercisable in 25% increments on July 31, 2000 and February 1, 2001, 2002 and 2003, respectively.

(2)	Exercise price equals the closing market price of OMNOVA common stock on the date of grant on the NYSE.

(3)	The 0%, 5% and 10% appreciation over 10 years’ option valuation methods assumes a stock price of $7.50, $12.2167 and $19.4530, respectively, at February 1, 2010.

(4)	The potential realizable values are shown in the table in conformity with Securities and Exchange Commission regulations, and are not intended to forecast possible future appreciation. The Company is not aware of any formula which will predict with reasonable accuracy the future appreciation of equity securities. No benefit can be realized by optionees without an appreciation in stock price, which will benefit all shareholders commensurately.

(5)	Assumes 39,576,001 shares of OMNOVA common stock outstanding on December 31, 2000.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION/ SAR VALUES

	Number of Securities Underlying		Value of Unexercised
	Unexercised Options/SARS at		In-the-Money Options/SARS at
	Fiscal Year End (#)(1)		Fiscal Year End ($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

John B. Yasinsky	952,496	281,529	0	0

Kevin M. McMullen	177,045	127,072	0	0

Marvin W. Zima	70,251	60,675	0	0

Michael E. Hicks	62,156	61,335	0	0

Kevin M. Byrne	56,000	51,250	0	0

(1)	No SARS have been issued under the Plan. No stock options were exercised by the executive officers listed in the table during fiscal 2000.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

			Estimated Future
			Payouts Under Non-
			Stock Price-Based
			Plans (2) (3)
	Number of Shares,	Performance or
	Units or	Other Period Until	Threshold	Target	Maximum
Names	Other Rights	Maturation or Payout	($)	($)	($)

John B. Yasinsky	(1)	1, 2 and 3 Years	—(4)	—(4)	—	(4)

Kevin M. McMullen	(1)	1, 2 and 3 Years	59,798	119,595	239,190

Marvin W. Zima	(1)	1, 2 and 3 Years	—(5)	—(5)	—	(5)

Michael E. Hicks	(1)	1, 2 and 3 Years	25,433	50,867	101,733

Kevin M. Byrne	(1)	1, 2 and 3 Years	26,533	53,067	106,133

(1)	Indicates awards under the OMNOVA Long-Term Incentive Programs (“Programs”). To commence the Programs, one-year, two-year and three-year performance periods were established for the 2000, 2000 — 2001 and 2000 — 2002 simultaneous performance periods, pursuant to which key employees designated by the Organization and Compensation Committee of the OMNOVA Board could receive incentive payments equal to certain specified percentages of average annual compensation (salary and bonus paid under the Company’s Executive Incentive Compensation Program) upon attainment of specified threshold, target or maximum levels of earnings per share growth (“performance goals”) over the one, two and three-year periods.

(2)	Percentages of average annual compensation (determined for the full three-year performance period) payable to participants upon attainment of performance goals for the 2000 — 2002 performance period were as follows:

	Threshold	Target	Maximum

Chairman and CEO	15%	30%	60%

Chief Operating Officer and President	12.5%	25%	50%

All other Participants	10%	20%	40%

(3)	For purposes of the table above, estimated future payouts for the full 2000 — 2002 performance period were calculated on the basis of the participant’s 2000 fiscal year salary and bonus shown in the Summary Compensation Table beginning on page 8. For the one-year and two-year performance periods discussed above, payments would be 1/3 and 2/3 respectively of threshold, target or maximum amounts. No payments were made for the one-year 2000 performance period as shown in the Summary Compensation Table beginning on page 8.

(4)	Due to his retirement effective December 1, 2000, Mr. Yasinsky will not be eligible for future payouts.

(5)	Due to his announced retirement effective March 1, 2001, Mr. Zima will not be eligible for future payouts.

PENSION BENEFITS

   OMNOVA Solutions’ salaried pension plan includes several formulas for the determination of benefits and requires that the formula providing the highest benefit be utilized to determine an individual employee’s actual benefit. Benefits for Messrs. McMullen, Zima, Hicks and Byrne have been determined pursuant to a formula which utilizes annual average compensation for the highest 60 consecutive months of service (“average compensation”) prior to December 1, 2001 and a career average formula for service from December 1, 2001 to normal retirement. The benefit for Mr. Yasinsky has been determined pursuant to the terms of his employment agreement. The Company’s pension plan provides credit for years of service with GenCorp. Estimated benefits are shown below because the required calculations do not lend themselves to a typical pension plan table where benefits can be determined by the reader solely upon the basis of years of service and final compensation.

	Approximate	Estimated
	Years of Credited	Annual Benefits
	Service at	Payable at
Name	Normal Retirement	Normal Retirement(1)

John B. Yasinsky(2)	41	(3)

Kevin M. McMullen	29	$289,856

Marvin W. Zima(4)	16	88,548

Michael E. Hicks	45	261,721

Kevin M. Byrne	21	121,260

(1)	Retirement benefits shown in the table for Messrs. McMullen, Zima, Hicks and Byrne were calculated pursuant to the terms of the Pension Plan for Salaried Employees of OMNOVA Solutions Inc. (the “OMNOVA Pension Plan”). There is no offset for Social Security payments. Mr. Yasinsky’s retirement benefit has been determined pursuant to his retirement agreement and the supplemental pension provisions of his 1993 employment agreement described under “ — Employment Contracts and Termination of Employment and Change in Control Arrangements” beginning on page 15.

The benefits shown for Messrs. McMullen, Zima, Hicks and Byrne are estimated and have not been adjusted for any survivor option. Each estimated benefit is based upon the assumption that the executive will remain an employee until age 65 at a rate of compensation equivalent to that in effect on December 1, 2000 and that the pension plan under which the estimated benefit is calculated will remain unchanged.

Benefits for Messrs. McMullen, Zima, Hicks and Byrne have been determined by a formula which provides for a benefit (A) for years of service prior to December 1, 2001 of (1) 1.125% of average compensation up to the average Social Security wage base (“ASSWB”) plus 1.5% of average compensation in excess of the ASSWB multiplied by the total of such years of service up to 35 years and (2) 1.5% of average compensation multiplied by the total years of service in excess of 35 years, and (B) for each year of service after December 1, 2001 (1) prior to attainment of 35 years of service, 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB, and (2) after attainment of 35 years of service, 2.0% of annual compensation.

The benefits shown in the table have not been reduced to reflect either (1) the limitation on includable compensation or the overall benefit limitation imposed on pension plans qualified under Section 401(a) of the Code, or (2) a plan’s own exclusions from includable compensation, since the amount of any of those reductions will be restored to the individual pursuant to the terms of OMNOVA Solutions’ Benefits Restoration Plan, a nonfunded plan with benefits payable out of the general assets of OMNOVA Solutions.

(2)	Mr. Yasinsky’s benefit is the product of (1) total years of service (including 30 years credited upon Mr. Yasinsky’s employment with GenCorp, plus additional years accrued as an employee with OMNOVA Solutions until age 62), (2) 1.47%, and (3) his average annual compensation based upon his highest 60 consecutive months of compensation (salary and incentive bonus only) during the ten years preceding retirement. Under the terms of Mr. Yasinsky’s employment agreement, amounts determined pursuant to the foregoing formula will be paid out of OMNOVA Solutions’ funds and will be offset by any payments made from the OMNOVA Pension Plan and the pension plan of his prior employers.

(3)	The Company entered into a Retirement Agreement with Mr. Yasinsky providing for his retirement as Chief Executive Officer on November 30, 2000 and for payment of a lump sum supplemental pension benefit in the amount of $7,976,173 pursuant to Mr. Yasinsky’s election in accordance with the Company’s Benefit Restoration Plan and Mr. Yasinsky’s October 18, 1993 employment agreement.

(4)	Mr. Zima’s projected service and pension benefit at normal retirement age reflects his election to participate in the 1999 Voluntary Enhanced Retirement Program under the Pension Plan for Salaried Employees of GenCorp Inc. and thereafter incorporated into the OMNOVA Plan.

Compensation of Directors

   Each nonemployee director receives a retainer of $24,000 per year and an attendance fee of $1,000 for each Board and Committee meeting attended. Nonemployee directors who serve as Chairman of a Committee of the Board receive an annual fee of $2,000 in consideration of such service. In connection with his continuing service as nonemployee Chairman effective December 1, 2000, Mr. Yasinsky received a special pay arrangement in the amount of $12,500 per month as well as continued country club membership.

   Nonemployee directors may elect annually to defer all or a percentage of their retainer, any committee Chairman’s fee and meeting attendance fees pursuant to a deferred compensation plan for nonemployee directors. The plan is unfunded, and deferred amounts are credited, at the election of the director, with phantom shares in the OMNOVA Solutions stock fund, an S&P 500 index fund, or a cash deposit program. Deferred amounts and earnings are payable after termination of OMNOVA Solutions Board service in either a lump sum or installments as elected by the director.

   At the February 2000 Board meeting, the Board of Directors discontinued availability of the Retirement Plan for Nonemployee Directors to any subsequently elected directors and, in lieu thereof, decided to offer new nonemployee directors a stock-based compensation component. Additionally, current nonemployee directors were given the choice of (i) continuing with the current compensation package consisting of participation in the retirement plan and receipt of an annual restricted stock grant of 250 shares of OMNOVA common stock or (ii) “freezing” their participation in the retirement plan but discontinuing participation going forward and receiving an annual option grant covering 2500 shares of OMNOVA common stock.

   During fiscal 2000, three nonemployee directors elected to receive 250 restricted shares of common stock and continue their participation in the Retirement Plan for Non-

employee Directors and four nonemployee directors elected to receive option grants covering 2,500 shares of OMNOVA common stock instead of restricted stock grants and further participation in the Retirement Plan for Nonemployee Directors. Dividends on restricted shares are automatically reinvested through the Company’s dividend reinvestment program unless a director chooses otherwise. All shares may be voted, but ownership may not be transferred until service on the OMNOVA Solutions Board terminates. Restricted shares generally vest two years after the date of grant. Options generally become exercisable in 25% increments at six months, one year, two years and three years and ownership may not be transferred. Unvested shares or unexercisable options will be forfeited in the event of a voluntary resignation or refusal to stand for reelection, but vesting or exercisability will be accelerated in the event of death, disability or retirement pursuant to the Company’s retirement plan for nonemployee directors described below or upon the occurrence of a change in control or announcement of a tender or exchange offer which would result in a person holding beneficial ownership of 30% or more of the outstanding OMNOVA Solutions common stock.

   Nonemployee directors are eligible for stock option grants and restricted stock awards under the OMNOVA Solutions 1999 Equity and Performance Incentive Plan.

   Each nonemployee director (who was a nonemployee director prior to February 2, 2000) who terminates his or her service on the Board after at least sixty months of service (including service on the GenCorp Board) will receive an annual retirement benefit equal to the retainer in effect on the date the director’s service terminates or participation was frozen, payable in monthly installments, until the number of monthly payments made equals the lesser of (a) the individual’s months of applicable service as a director, or (b) 120 monthly payments. In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments will be paid, in a lump sum, to the retired director’s surviving spouse or other designated beneficiary, if any, or to the retired director’s estate. For those four nonemployee directors who elected to “freeze” their participation in the retirement plan, their benefits were fully vested as of February 2, 2000 at which time they ceased to accrue additional benefits. As noted previously, the Retirement Plan for Nonemployee Directors will no longer be available for new nonemployee directors.

   Under the Board’s retirement policy, a director’s term of office normally expires at the annual meeting following his or her seventieth birthday regardless of the term of the class for which such director was last elected. Under special circumstances, however, the Board may waive immediate compliance and request that a director postpone his or her retirement until a later date.

   Directors who are also employees of the Company are not compensated separately for serving on the Board and are not paid a retainer or additional compensation for attendance at Board or committee meetings.

Employment Contracts and Termination of Employment and Change in Control Arrangements

   The Company entered into a Retirement Agreement with Mr. Yasinsky, providing for his retirement as Chief Executive Officer on November 30, 2000, and his continued service as Chairman and non-employee Director until February 4, 2001. In connection with his retirement, Mr. Yasinsky received (i) his incentive bonus in the amount of $91,250 for the fiscal year ended November 30, 2000; (ii) a retention payment in the amount of $600,000 in accordance with the February 1, 1999 Key Employee Retention Letter Agreement; (iii) a lump sum supplemental pension benefit in the amount of $7,976,173 pursuant to Mr. Yasinsky’s election in accordance with the terms of the Company’s Benefits Restoration Plan and Mr. Yasinsky’s October 18, 1993 employment agreement; (iv) accelerated vesting of all unvested stock options; (v) post-retirement medical benefits; and (vi) continued financial counseling and participation in the Company’s executive physical program until he reaches age 65. In connection with his continuing service as Chairman, Mr. Yasinsky received a special pay arrangement in the amount of $12,500 per month as well as continued country club membership.

   The Board has approved the terms of an employment agreement with Kevin McMullen regarding his service as Chief Executive Officer and Chairman, providing for (i) base annual salary in the amount of $550,000; (ii) annual incentive opportunity in an amount equal to 125% of base salary; (iii) long-term incentive opportunity in an amount equal to 30% of average annual compensation during each performance period; (iv) options for 200,000 shares of OMNOVA stock upon his election as Chief Executive Officer and options for 150,000 shares as an annual grant for the 2001 fiscal year; (v) country club membership; (vi) financial planning; (vii) participation in the Company’s executive physical program; and (viii) company-paid supplemental life insurance in the amount of $4,000,000. The employment agreement also provides that, in the event the Company terminates Mr. McMullen’s employment other than for cause prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer, he will be entitled to (a) termination pay in an amount equal to two times the sum of (1) base annual salary and (2) the higher of his base annual salary or the highest year-end bonus which he received in the previous three fiscal years; and (b) accelerated vesting of all unvested stock options and continued exercisability of all options for the remainder of their respective 10-year terms.

   Mr. Kevin Byrne’s January 6, 2000 employment agreement provides that if Mr. Byrne’s employment is terminated by the Company for reasons other than for cause or due to disability or mandatory retirement, he will be eligible to receive separation pay in the form of (a) continuing base salary at the rate in effect on the date of termination and (b) earned executive incentive compensation at an amount no less than the previous incentive compensation period, for a period not to exceed the shorter of (i) twelve months from the date of termination, or (ii) until he obtains comparable employment.

   At the time of the Spin-off, the 1999 GenCorp Key Employee Retention Plan provided for payment of up to two annual cash retention payments to eligible employees who satisfactorily continue their employment with GenCorp or OMNOVA Solutions, attain specific performance objectives (including completion of the Spin-off) and meet all plan requirements. Five key OMNOVA employees received Key Employee Retention Letter Agreements pursuant to the plan which were assumed by the Company, providing for individual total retention payments ranging from $75,000 to $800,000. Pursuant to the plan, the following payments may be made to the following named executive officers at the end of the first and second years, respectively: Mr. Yasinsky, $200,000 and $600,000; Mr. McMullen, $150,000 and $150,000; Mr. Zima, $150,000 and $150,000; and Mr. Hicks, $75,000 and $75,000.

   At the time of the Spin-off, the Company also replaced then-current severance agreements with appropriate modifications and entered into severance agreements with elected OMNOVA officers who were not then parties to such agreements. Mr. McMullen’s prior severance agreement has been replaced with an enhanced agreement upon his election as Chief Executive Officer. Seven agreements are in place, including agreements with each of the incumbent executive officers listed in the Summary Compensation Table on page 8.

The severance agreements provide for a severance payment in an amount equal to the officer’s base salary plus bonus (as defined in the agreement) multiplied by a factor of 3 in the case of the Chief Executive Officer or a Senior Vice President, or by a factor of 2 for other covered officers, if within three years after a change-in-control (as such term is defined in the agreements), the officer’s employment is terminated (i) by the Company for any reason other than death, disability or cause, or (ii) by the officer following the occurrence of one or more adverse events enumerated in the agreement. The agreements provide for payment of performance awards under the Long-Term Incentive Program, continuation of health and life benefits for 24 or 36 months, as appropriate, vesting of accrued retirement benefits, payment of the amount required to cover excise taxes, if any, financial counseling, outplacement and accounting fees and costs of legal representation if required to enforce the agreement. Mr. McMullen’s and Mr. Byrne’s agreements include a requirement that any amount which may become payable under the severance agreement be offset by any amount which may be paid under the individual executive’s employment agreement as a result of termination of employment due to a change-in-control. Mr. McMullen’s agreement also provides that (i) for purposes of calculating the severance payment, bonus is defined as no less than 100% of base salary in effect at the time a change-in-control occurs, and (ii) he may terminate his employment for any reason, or without reason, during the 30-day period immediately following the date six months after the occurrence of a change-in-control, with the right to severance compensation under his agreement. The severance agreements renew annually unless terminated pursuant to their provisions.

Organization & Compensation Committee Function

   The Organization & Compensation Committee (“Committee”) advises and recommends to the Board of Directors the total compensation of the Chairman of the Board and Chief Executive Officer. In addition, the Committee, with the counsel of the Chief Executive Officer, considers and establishes base pay and incentive bonuses for the executive officers of the Company elected by the Board (other than the Chairman of the Board and Chief Executive Officer). The base pay and incentive bonuses of the principal executives of the Company are subject to ratification by the Committee.

   The Committee also administers the Company’s long-term incentive and deferred compensation programs and makes recommendations to the directors concerning such programs. Further information regarding the functions of the Organization & Compensation Committee appears on page 7.

Organization & Compensation Committee Interlocks and Insider Participation

   The Committee is composed entirely of nonemployee directors. Current Committee members are Charles A. Corry, Committee Chairman, Edward P. Campbell, David A. Daberko, Diane E. McGarry and Steven W. Percy. All nonemployee directors participate in decisions regarding the compensation of the Chairman and Chief Executive Officer. Therefore, Bob G. Gower and R. Byron Pipes also participated in decisions regarding Mr. Yasinsky’s 2000 compensation and Mr. McMullen’s compensation for fiscal 2001.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy

   The Committee desires to provide an executive compensation program which allows for the effective recruitment, retention and motivation of highly qualified individuals who are key to the Company’s current and future success. The Committee believes the Company’s executive compensation program is designed to: create and reinforce alignment among the Company’s vision, strategies, goals and priorities; promote the interests of OMNOVA Solutions’ shareholders; differentiate compensation based on individual responsibilities and performance as well as on individual’s effectiveness in achieving results in a team environment; properly balance the focus on both short and long-term Company performance; allow the Company to respond to changes in compensation for similar positions in the competitive marketplace; and prudently administer the fiscal resources of the organization. In the application of this philosophy, the Committee recognizes the need to attract and retain individuals who, by their actions, will add to shareholder value and will become personally accountable for the overall success of the business.

Executive Compensation Structure

   Executive compensation at OMNOVA Solutions consists of four components—base pay, an annual incentive bonus, stock options and an opportunity to participate in the Long-Term Incentive Program. Each of these components is intended to meet a different objective. They are combined to focus the individual executive on high levels of sustained performance directed at key organizational objectives. A degree of risk/reward potential has been built into the compensation program to provide adequate motivation to achieve superior results.

   Compensation levels for executives vary depending on the scope of their individual responsibilities, as well as on the degree of individual performance and achievement.

Annual Compensation

   Annual compensation consists of two components: base pay and incentive bonus. Each year the Committee reviews historical information and analyses of current executive compensation trends and practices. Information for these analyses is derived from several national executive compensation surveys.

   The data selected from these surveys is representative of organizations which are similar to the Company in sales volume and business focus. The 50th percentile of compensation survey data is used as a reference point in combination with actual performance in establishing competitive compensation levels within the Company.

Base Pay

   The level of base pay for the reported executives is established relative to the 50th percentile of competitive pay levels for comparable positions at similar organizations. Each executive position is reviewed against this standard, with consideration given to performance and experience. These factors are incorporated into a determination regarding the level at which to set, and the amount by which to change, any executive’s base pay. No specific weighting is applied to these factors. Rather, the collective judgment of the Committee members is utilized in establishing the appropriate level of base pay for the following year.

Annual Incentive Bonuses

   The primary purpose of the Company’s Executive Incentive Compensation Program has been to reward executives for achievement of specific objectives in three primary areas of responsibility: financial performance, continuous improvement (operational objec-

tives applicable to the Company’s business units) and special objectives (specific to the individual). Incentive bonus amounts are intended to vary in a consistent and predictable manner with the financial and operational performance of the Company and its various business units, as well as with the performance of the individual executive. Executives in positions which have significant scope, authority and impact on the Company’s performance may be considered for participation.

   Annually, financial performance objectives for the consolidated Company and each business unit are derived from stretch target goals established in the annual operating plan (AOP). Continuous improvement objectives for operations executives of the business units are derived from the AOP, and are based upon a comparison to the results of the prior year.

   Special objectives are activities that should be accomplished during the year to achieve results which may be outside of the direct measurements associated with financial performance and continuous improvement, yet are of significant value to overall Company performance. Typically special objectives relate to projects which will impact other measures or strategic actions that will benefit the Company over an extended period of time. Two or more individuals may share a special objective where mutual effort is required for its accomplishment.

   Each participating executive has a maximum incentive opportunity expressed as a percentage of annual base pay. The level of this incentive opportunity has been set after a review of prevailing incentive opportunities for similar executive positions at similar organizations. These opportunities vary depending on the anticipated level of potential contribution for a particular position.

   The three performance categories, financial performance, continuous improvement, and special objectives, are taken into account, as appropriate, in determining an incentive bonus award. The three performance categories are weighted in importance, and will total 100% of the incentive opportunity. This weighting may be adjusted in any year to allow management flexibility in focusing the executive on critical achievement areas.

   At the end of each fiscal year, management will evaluate each executive for each of the applicable performance categories, and will recommend to the Committee a bonus commensurate with the performance achieved. The financial performance category will yield no bonus if the threshold level of return on assets employed (ROAE) for the fiscal year has not been achieved. For continuous improvement in operations, no credit will be given for any item which has results that show no improvement from the prior year’s performance.

   Due to non-achievement of the financial measures for most participants, the bonus payments for fiscal 2000 were determined by senior management discretion against participants’ continuous improvement and special objective categories. These performance evaluations, with appropriate discretionary adjustments, form the basis for management’s recommendations to the Committee. Incentive bonuses for fiscal 2000 were paid in cash.

   For 2001, the performance category for determining incentive bonuses will be all financial performance. Primary measures will include earnings per share, cash flow and operating profit.

Long-Term Incentive Program

   The Long-Term Incentive Program has limited executive participation that includes the executive officers listed in the Summary Compensation Table on page 8. The purpose of the program is to motivate executives to achieve sustained improvement in predetermined performance objectives over a three-year period. The nonemployee directors set specific threshold, target, and maximum achievement levels for each three-year per-

formance period after reviewing the strategic business plans of the Company. Because of the Spin-off from GenCorp, last year the Committee approved revised OMNOVA Long-Term Incentive Programs, reflecting one-year, two-year and three-year performance periods. There was no payout for the one-year 2000 performance period.

   Earnings per share (EPS) growth continues to be the performance measure for corporate participants. For the 2001-2003 performance period, performance is defined as cumulative EPS over the three year cycle. Potential earnings for a full three-year performance period for the executives listed in the Summary Compensation Table on page 8 range from 10% to 60% of average annual cash compensation. The net value (after tax withholding) of any performance awards earned by participants may be paid in cash or in shares of OMNOVA Common Stock. Additional data concerning the OMNOVA Program and the percentages of compensation payable upon attainment of performance goals which will continue in effect for the OMNOVA Program can be found in the footnotes to the Long-Term Incentive Plans—Awards Table beginning on page 11.

Stock Options

   The Company’s philosophy is to consider the interests of shareholders in the payment of executive compensation, and specifically, to link the interests of executives to the interests of shareholders. Stock options help accomplish this goal and are an important component of overall compensation. In 2000 stock options were granted to executives in positions that have the ability to significantly impact the Company’s performance. The size of these grants was determined by following competitive norms based on the current practice of a broad base of companies with comparable revenues.

Organization & Compensation Committee Policy with Regard to Deductibility of Executive Compensation

   Section 162(m) of the Internal Revenue Code imposes limits on the deductibility of certain compensation in excess of $1 million paid to the Chief Executive Officer and other named executive officers of public companies. The Committee has reviewed the regulations and believes that the current compensation program and policies are appropriate. The Company’s executive compensation program contains several elements, each of which are intended to support organizational goals and priorities. Factors taken into consideration in setting compensation targets and determining actual distribution of awards include: prevailing pay practices for comparable organizations, performance of individuals as well as business units and the Company, expansion of responsibilities, and potential for future contributions.

   In those years when performance is exceptional, it is possible under the current compensation program for one or more officers to surpass the $1 million threshold. At this time the Committee does not believe that accommodating the IRS regulations will produce material benefits or increases in shareholder value. However, the Committee intends to review this issue regularly and may change its position in future years.

By:	The Organization & Compensation Committee of the Board of Directors: Charles A. Corry, Chairman Edward P. Campbell David A. Daberko Diane E. McGarry Steven W. Percy

CEO Compensation

   John B. Yasinsky announced his retirement from his position as Chief Executive Officer of the Company effective November 30, 2000 and resigned as Chairman of the Board effective February 4, 2001.

   At its meeting on February 1, 2000, the Committee reviewed Mr. Yasinsky’s compensation history and comparable CEO annual cash compensation data available from several national executive compensation survey sources, including Towers Perrin Executive Compensation Data Base and Hewitt Associates Total Compensation Measurement Executive Data Base. Based on the foregoing information, the Committee recommended not increasing Mr. Yasinsky’s base pay for 2000, as his pay was above market rates for comparable companies.

   At its meeting on February 2, 2000, the OMNOVA Board granted Mr. Yasinsky an option to purchase 160,000 shares of OMNOVA Common Stock. This grant was based on consideration of his continued leadership of the Company after the Spin-off from GenCorp and the competitive status of his total long-term compensation compared with CEO’s of comparable companies.

   Mr. Yasinsky was also a participant in the 2000 OMNOVA Executive Incentive Compensation Program. Due to the non-achievement of the financial measures in the Executive Incentive Compensation Program, the Committee considered only whether Mr. Yasinsky had met his special objectives. The Committee concluded that Mr. Yasinsky had met his special objectives and recommended to the nonemployee directors that Mr. Yasinsky receive a 2000 incentive bonus of $91,250. With his retirement, Mr. Yasinsky was not eligible for participation in the 2001 program.

   Mr. Yasinsky was also a participant in the Company’s Long-Term Incentive Program. As previously described, there was no payout for the 2000 Program. With his retirement, Mr. Yasinsky was not eligible for participation in the 2001-2003 Long-Term Incentive Program.

   On January 4, 2000, Kevin M. McMullen was promoted to President and Chief Operating Officer of OMNOVA Solutions Inc. He received a promotional base salary increase from $287,000 to $365,000, reflecting his increased responsibilities. On December 1, 2000, Mr. McMullen was promoted to the position of Chief Executive Officer and President of OMNOVA Solutions Inc., replacing Mr. Yasinsky who retired. Based upon the same survey data used to evaluate 2000 base pay for Mr. Yasinsky, Mr. McMullen received a promotional base salary increase from $365,000 to $550,000 on December 1, 2000. This increase reflected the challenges of the new role and positioned him competitively to his peer comparisons.

   At its meeting on February 1, 2000, the Committee granted Mr. McMullen an option to purchase 120,000 shares of OMNOVA Common Stock, reflecting both his previous position as a Business Unit President and his promotion to President & COO. With his subsequent promotion to CEO & President, the OMNOVA Board granted Mr. McMullen an additional option to purchase 350,000 shares of OMNOVA Common Stock. This promotional option was granted to provide a similar level of market competitiveness for Mr. McMullen’s total compensation package. Due to the timing of this option, no additional option was granted in February 2001.

   Mr. McMullen is also a participant in the Company’s Long-Term Incentive Program. As previously described, there was no payout for the 2000 Program. With his promotion to CEO and President, Mr. McMullen’s payout opportunity upon attainment of performance goals for the 2001-2003 performance period will increase to a threshold of 15%, a target of 30% and a maximum payout opportunity of 60%.

   Mr. McMullen was also a participant in the 2000 OMNOVA Executive Incentive Compensation Program. Due to the non-achievement of the financial measures in the Executive Incentive Compensation Program, the Committee considered only whether Mr. McMullen had met his special objectives. The Committee concluded that Mr. McMullen had met his special objectives and recommended to the nonemployee directors that Mr. McMullen receive a 2000 incentive bonus of $40,150. With his new role as CEO, Mr. McMullen’s 2001 EICP maximum bonus opportunity target will increase to 125% of base salary.

   The foregoing recommendations for Mr. Yasinsky and Mr. McMullen were approved by the nonemployee directors of OMNOVA Solutions Board of Directors, including:

Charles A. Corry	Diane E. McGarry
Edward P. Campbell	Steven W. Percy
David A. Daberko	R. Byron Pipes
Bob G. Gower

AUDIT COMMITTEE REPORT

   The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditor’s independence.

   The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

   In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

By:	The Audit Committee of the Board of Directors: Steven W. Percy, Chairman Edward P. Campbell David A. Daberko Bob G. Gower Diane E. McGarry

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return, assuming reinvestment of dividends, of the Company’s Common Stock beginning on October 1, 1999 (the date “regular way” trading of the Company’s Common Stock began) with the cumulative total return, assuming reinvestment of dividends, of Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s Manufacturing (Diversified) Index. Prior to October 1, 1999, the Company’s Common Stock was not publicly traded.

Comparison of Cumulative Total Return

Among OMNOVA Solutions Inc., S&P 500 Index and S&P Manufacturing (Diversified) Index

	Cumulative Total Return

	10/1/99	11/30/99	11/30/00

OMNOVA SOLUTIONS INC.	$100.00	$73.98	$60.42
S&P 500	$100.00	$108.49	$103.91
S&P MANUFACTURING (DIVERSIFIED)	$100.00	$92.71	$107.96

SOURCE: RESEARCH DATA GROUP, INC.

APPOINTMENT OF INDEPENDENT AUDITORS

   Upon recommendation of the Audit Committee, and subject to ratification by the shareholders at the March 29, 2001 Annual Meeting, the Board of Directors has appointed Ernst & Young LLP as independent auditors to examine the consolidated financial statements of the Company for the fiscal year ending November 30, 2001. Fees for the last annual audit were $416,000 and all other fees were $154,000, including audit related services of $78,000 and nonaudit services of $76,000. Audit related services generally include fees for pension and statutory audits, accounting consultations and internal audit.

   If the Board’s appointment is not ratified, or if Ernst & Young LLP declines to act or becomes incapable of action, or if their appointment is discontinued, the Board will appoint other independent auditors whose continued appointment after the next annual meeting of shareholders shall be subject to ratification by the shareholders.

   Ernst & Young LLP representatives are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and it is expected that they will respond to appropriate questions raised at the meeting.

   The persons named in the accompanying form of proxy intend to vote such proxies to ratify the appointment of Ernst & Young LLP unless a contrary choice is indicated.

   The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the company’s independent auditors.

OTHER BUSINESS

   The Company did not receive notice by December 20, 2000 that any shareholder intended to present a proposal at the meeting. Therefore, if any other matters do properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy pursuant to discretionary authority conferred thereby, to vote the proxy in accordance with their best judgment on such matters.

GENERAL INFORMATION

Submission of Shareholder Proposals

   Shareholders who intend to have their proposals considered for inclusion in the Company’s proxy materials for presentation at the 2002 annual shareholders meeting must submit their proposals to the Company no later than October 21, 2001. The Company’s Nominating & Corporate Governance Committee will consider shareholder suggestions for nominees for election to the Company’s Board if such suggestions are in writing and are accompanied by the written consent of each such nominee and are mailed to the Nominating & Corporate Governance Committee, OMNOVA Solutions, Attention: Secretary, and received by the Secretary no later than December 20, 2001. Shareholders who intend to present a proposal at the 2002 annual meeting without inclusion of that proposal in the Company’s proxy materials are required to provide notice of their proposal to the Company no later than December 20, 2001. The Company’s proxy for the 2002 annual meeting will grant authority to the persons named to exercise their voting discretion with respect to any such proposal of which the Company does not receive notice by December 20, 2001. The Company’s charter documents contain additional requirements for all shareholder proposals. All proposals for inclusion in the Company’s proxy materials, notices of proposals, suggestions for nominees for election to the Company’s Board and requests for copies of charter documents should be sent to OMNOVA Solutions, Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333.

Solicitation Expense

   The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, the Company may solicit proxies by personal interview and telephone. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to their principals. The Company has also made arrangements with Georgeson Shareholder Communications Inc., New York, NY, to assist in the solicitation of proxies for a fee of $8,500 plus reimbursement of normal expenses.

   It is important that proxies be returned promptly. Therefore, shareholders who do not expect to attend in person are urged to vote, sign, date and return the accompanying proxy in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

CYNTHIA A. SLACK, Secretary

February 20, 2001

EXHIBIT A

OMNOVA SOLUTIONS INC.

Audit Committee Charter

Function of the Committee

      The Audit Committee shall provide assistance to the Board in fulfilling their oversight responsibilities relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board.

      The function of the Audit Committee is oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal audit department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out proper audits and reviews, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or to be experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct field work or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons or organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

Composition of the Committee

      Requirements. The Committee will consist of at least three Board members. Each member of the Committee must be independent of management and free from any relationship with the Company that may interfere with the exercise of his or her independence from management and the Company. In determining independence (and any exceptions thereto), the Board will observe the requirements and exceptions of Rules 303.01(B)(3) and 303.02 of the NYSE Listed Company Manual.

      Each member of the Committee must be financially literate or must become financially literate within a reasonable period of time after appointment to the Committee. The Board will determine, in its business judgment, whether a director meets the financial literacy requirement.

      At least one member of the Committee must have accounting or related financial management expertise, as determined by the Board in its business judgment.

      Appointment. The Board will appoint the members of the Committee. The Board will, or will delegate to the members of the Committee, the responsibility to appoint a Chairman of the Committee. The Chairman of the Committee will, in consultation with the other members of the

Committee, and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof.

Outside Auditor

      The outside auditors for the Company are ultimately accountable to the Board of Directors and the Audit Committee. The Board of Directors and the Audit Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors. Alternatively, the Committee and the Board may nominate the outside auditor to be proposed for shareholder approval in any proxy statement.

Responsibilities of the Committee: The Committee will have the following duties and powers:

      1.  With respect to the outside auditor:

(a)	to provide advice to the Board of Directors in selecting, evaluating or replacing outside auditors, including a review of the fees charged by the outside auditors for audit and non-audit services;

(b)	to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (consistent with Independence Standards Board Standard No. 1), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company’s outside auditors and take, or recommend that the Board of Directors take appropriate action in response to this Statement to assure continuing independence of the outside auditors; and

(c)	to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and the Audit Committee.

      2.  With respect to the internal audit department:

(a)	to review the appointment and replacement of the director of the internal audit department;

(b)	to review the internal audit plan and the scope of their ongoing activities; and

(c)	to advise the director of the internal audit department that he or she is expected to provide to the Audit Committee summaries of the significant reports to management prepared by the internal audit department and management’s responses thereto.

      3.  With respect to financial accounting and reporting principles and policies and internal accounting controls:

(a)	to advise management, the internal auditing department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial accounting and reporting issues;

(b)	to meet with management, the director of the internal audit department and/or the outside auditors:

•	to discuss the scope of the annual audit;

•	to discuss the audited financial statements;

•	to discuss any significant matters arising from any audit or report or communication referred to in items 2(c) or 3(b), whether raised by management, the internal audit department or the outside auditors, relating to the Company’s financial statements or the Company’s system of internal accounting controls;

•	to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

•	to discuss significant changes to the Company’s accounting principles, policies, controls, procedures and practices proposed or contemplated by management or the internal audit department;

•	to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

•	to discuss with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

(c)	to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

(d)	to evaluate the adequacy of programs and procedures which may be adopted from time-to-time by the Company to assure continuing legal and ethical conduct in the transaction of the Company’s business, including compliance with the Foreign Corrupt Practices Act.

      4.  With respect to liabilities and contingent liabilities:

(a)	to review and advise the Board concerning the status of the Company’s environmental policies and the Company’s performance under its environmental compliance programs;

(b)	to receive and review a report on behalf of the Board regarding the status of, and estimated liabilities for, environmental remediation programs and provide a summary of matters to the Board; and

(c)	to discuss with the Company’s General Counsel any significant legal matters that may have a material effect on the financial statements or the Company’s compliance policies, including material notices to or inquiries received from governmental agencies.

Meetings of the Committee

      The Committee shall meet at least four times annually, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or outside auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet with management, the outside auditors and others in separate private sessions to discuss any matter that the Committee, management, the outside auditors or such other persons believe should be discussed privately.

Consultants

      The Committee may retain, at such times and on such terms as the Committee determines in its sole discretion and at the Company’s expense, special legal, accounting or other consultants to advise and assist it in complying with its responsibilities as set forth herein.

Annual Report

      The Committee will prepare, with the assistance of management, a report for inclusion in the Company’s proxy or information statement relating to the annual meeting of security holders at which directors are to be elected that complies with the requirements of the federal securities laws.

Annual Review of Charter

      The Committee will review and reassess, with the assistance of management, the adequacy of the Committee’s charter at least annually.

OMNOVA SOLUTIONS INC.

Kevin M. McMullen
Chairman and Chief Executive Officer

February 20, 2001

Dear Shareholder:

Enclosed are OMNOVA Solutions' 2000 Annual Report and 2001 Proxy Statement.
This Report reflects the first full year of operations for OMNOVA since being spun off from GenCorp Inc. in October of 1999.

The year 2000 posed many difficult challenges for our new Company, especially in the area of raw material cost escalation, brought about by the rapid increase in oil and natural gas prices. It was also a year in which we made important strategic changes and investments that are helping us build a stronger future and drive toward improved shareholder value creation. I hope you will take the opportunity to review highlights of these strategic actions presented in the Report.

The regular 2001 Annual Meeting will be held on March 29, 2001 at the Akron
West Hilton Inn in Fairlawn, Ohio. Details are provided in the enclosed Proxy
Statement.

Your vote is important to us. Whether or not you plan to attend the Annual
Meeting, please take time to complete and return the attached proxy card.

Sincerely,

/s/ Kevin M. McMullen

                                                   PLEASE DETACH PROXY CARD HERE

-------------------------------------------------------------------------------------------------------------------------------
       ----
       ----

1. ELECTION OF DIRECTORS TO A    FOR all nominees  [ ]  WITHHOLD AUTHORITY    [ ] *EXCEPTIONS  [ ]
   THREE-YEAR TERM EXPIRING AT   listed below           to vote for all
   THE MARCH 2004 ANNUAL                                nominees listed below.
   MEETING.

   Nominees: Bob G. Gower, Diane E. McGarry and Steven W. Percy
   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS"
   BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).
   *Exceptions
               ----------------------------------------------------------------------------------------------------------------
2. TO RATIFY THE BOARD OF DIRECTORS' selection of      3. Upon matters incident to the conduct of
   Ernst & Young LLP  as the independent auditors         the meeting and such other business
   of the Company.                                        as may properly come before the meeting
                                                          or any adjournments thereof.

   FOR [ ]     AGAINST [ ]   ABSTAIN [ ]

                                                                          Change of Address and
                                                                          or Comments Mark Here   [ ]
                                                                                                             PLEASE DETACH HERE
                                                                                                             YOU MUST DETACH
                                                              Please sign exactly as name appears at         THIS PORTION OF
                                                              left. When shares are held by joint            THE PROXY CARD
                                                              tenants, both should sign. When signing        BEFORE RETURNING
                                                              as attorney, executor, administrator,          IT IN THE
                                                              trustee or guardian, give full title as such.  ENCLOSED ENVELOPE
                                                              If a corporation, sign in full corporate name
                                                              by President or other authorized officer. If
                                                              a partnership, sign in partnership name by
                                                              authorized person.

                                                              DATE                               ,  2001
                                                                   ------------------------------

                                                              -------------------------------------------
                                                                             Signature

                                                              -------------------------------------------
                                                                      Signature if held jointly

PLEASE SPECIFY CHOICES, SIGN, DATE AND RETURN IN               VOTES MUST BE INDICATED
THE ENCLOSED POSTAGE PAID ENVELOPE.                            (X) IN BLACK OR BLUE INK.   [X]

-------------------------------------------------------------------------------

                             OMNOVA SOLUTIONS INC.

                     175 GHENT ROAD - FAIRLAWN, OHIO 44333

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints JAMES C. LEMAY, CYNTHIA A. SLACK and
MICHAEL E. HICKS, and each of them, his proxy, with power of substitution, to vote all shares of Common Stock of OMNOVA Solutions Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the
Akron West Hilton Inn, 3180 West Market Street, Fairlawn, Ohio 44333 on March
29, 2001, and at any adjournments thereof, and appoints the proxyholders to vote as directed below and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in Item
3.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE
SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED,
SUCH SHARES WILL BE VOTED FOR ALL NOMINEES IN ITEM 1, FOR ITEM 2, AND IN
ACCORDANCE WITH THE PROXYHOLDERS' JUDGMENT ON MATTERS INCIDENT TO THE CONDUCT OF
THE MEETING AND ANY MATTERS OF OTHER BUSINESS REFERRED TO IN ITEM 3. THE BOARD
OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

THIS CARD ALSO CONSTITUTES YOUR VOTING
INSTRUCTIONS FOR ANY AND ALL SHARES HELD
OF RECORD BY THE BANK OF NEW YORK FOR                  OMNOVA SOLUTIONS INC.
YOUR ACCOUNT IN THE COMPANY'S                          P.O. BOX 11104
DIVIDEND REINVESTMENT PLAN AND WILL BE                 NEW YORK, N.Y. 10203-0104
CONSIDERED TO BE CONFIDENTIAL VOTING
INSTRUCTIONS TO THE PLAN TRUSTEE WITH
RESPECT TO SHARES HELD FOR YOUR ACCOUNT
UNDER THE OMNOVA SOLUTIONS RETIREMENT
SAVINGS PLAN OR ANY GENCORP EMPLOYEE
BENEFIT PLANS.

           (CONTINUED, AND TO BE SIGNED AND DATED ON THE OTHER SIDE.)

OMNOVA SOLUTIONS INC.

Kevin M. McMullen
Chairman and Chief Executive Officer

February 20, 2001

Dear Shareholder:

Enclosed are OMNOVA Solutions' 2000 Annual Report and 2001 Proxy Statement.
This Report reflects the first full year of operations for OMNOVA since being spun off from GenCorp Inc. in October of 1999.

The year 2000 posed many difficult challenges for our new Company, especially in the area of raw material cost escalation, brought about by the rapid increase in oil and natural gas prices. It was also a year in which we made important strategic changes and investments that are helping us build a stronger future and drive toward improved shareholder value creation. I hope you will take the opportunity to review highlights of these strategic actions presented in the Report.

The regular 2001 Annual Meeting will be held on March 29, 2001 at the Akron
West Hilton Inn in Fairlawn, Ohio. Details are provided in the enclosed Proxy
Statement.

Your vote is important to us. Whether or not you plan to attend the Annual
Meeting, please take time to complete and return the attached proxy card.

Sincerely,

/s/ Kevin M. McMullen

                                                   PLEASE DETACH PROXY CARD HERE

-----------------------------------------------------------------------------------------------------------------------------------
       ----
       ----

1. ELECTION OF DIRECTORS TO A    FOR all nominees  [ ]  WITHHOLD AUTHORITY    [ ] *EXCEPTIONS  [ ]
   THREE-YEAR TERM EXPIRING AT   listed below           to vote for all
   THE MARCH 2004 ANNUAL                                nominees listed below.
   MEETING.

   Nominees: Bob G. Gower, Diane E. McGarry and Steven W. Percy
   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS"
   BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).
   *Exceptions
                -----------------------------------------------------------------------------------------------------------------
2. TO RATIFY THE BOARD OF DIRECTORS' selection of      3. Upon matters incident to the conduct of
   Ernst & Young LLP  as the independent auditors         the meeting and such other business
   of the Company.                                        as may properly come before the meeting
                                                          or any adjournments thereof.

   FOR [ ]     AGAINST [ ]   ABSTAIN [ ]

                                                                          Change of Address and
                                                                          or Comments Mark Here   [ ]
                                                                                                             PLEASE DETACH HERE
                                                                                                             YOU MUST DETACH
                                                              Please sign exactly as name appears at         THIS PORTION OF
                                                              left. When shares are held by joint            THE PROXY CARD
                                                              tenants, both should sign. When signing        BEFORE RETURNING
                                                              as attorney, executor, administrator,          IT IN THE
                                                              trustee or guardian, give full title as such.  ENCLOSED ENVELOPE
                                                              If a corporation, sign in full corporate name
                                                              by President or other authorized officer. If
                                                              a partnership, sign in partnership name by
                                                              authorized person.

                                                              DATE                               ,  2001
                                                                    ------------------------------

                                                              -------------------------------------------
                                                                             Signature

                                                              -------------------------------------------
                                                                      Signature if held jointly

PLEASE SPECIFY CHOICES, SIGN, DATE AND RETURN IN              VOTES MUST BE INDICATED
THE ENCLOSED POSTAGE PAID ENVELOPE.                           (X) IN BLACK OR BLUE INK.   [X]

-------------------------------------------------------------------------------

                        CONFIDENTIAL VOTING INSTRUCTIONS

   TO: ROYAL TRUST COMPANY OF CANADA, TRUSTEE FOR THE GENCORP CANADA INC.
                                  SAVINGS PLAN

         I hereby authorize the Trustee to vote (or cause to be voted) all shares of Common Stock of OMNOVA Solutions Inc. which may be allocated to my account in the OMNOVA Solutions Stock Fund of the GenCorp Canada Inc. Savings
Plan at the Annual Meeting of Shareholders to be held at the Akron West Hilton
Inn, 3180 West Market Street, Fairlawn, Ohio 44333 on March 29, 2001, and at any
adjournments thereof, and direct the Trustee to vote as instructed below and in accordance with its judgment on matters incident to the conduct of the meeting and any matters of other business referred to in Item 3.

  (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY)

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE
PLAN PARTICIPANT. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS
RETURNED, SUCH SHARES WILL BE VOTED FOR ALL NOMINEES IN ITEM 1, FOR ITEM 2, AND
IN ACCORDANCE WITH THE TRUSTEES' JUDGMENT ON MATTERS INCIDENT TO THE CONDUCT OF
THE MEETING AND ANY MATTERS OF OTHER BUSINESS REFERRED TO IN ITEM 3. THE BOARD
OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

                                                 OMNOVA SOLUTIONS INC.
                                                 P.O. BOX 11104
                                                 NEW YORK, N.Y. 10203-0104

(CONTINUED, AND TO BE SIGNED AND DATED ON THE OTHER SIDE.)